PRINCIPAL GLOBAL INVESTORS, LLC - CODE OF ETHICS




                                  Version 2.03
                                December 19, 2005






                                Table of Contents


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   I.   STATEMENT OF PURPOSE AND GENERAL PRINCIPLES......................................................1
   II.    DEFINITIONS....................................................................................1
   III.   RULES FOR PERSONAL TRANSACTIONS................................................................2
   IV.    DISCLOSURE OF SECURITIES OWNERSHIP AND TRANSACTIONS AND OTHER BUSINESS ACTIVITIES..............4
   V.     CERTIFICATION OF COMPLIANCE....................................................................5
   VI.    GIFTS..........................................................................................5
   VII.   SERVICE AS A CORPORATE DIRECTOR OR OTHER BUSINESS INTERESTS....................................5
   VIII.     ADMINISTRATION AND SANCTIONS................................................................6
   IX.    WHO DO I CONTACT ?.............................................................................7

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                                     Page 7
I.       Statement of Purpose and General Principles

The purpose of this Code of Ethics ("Code") is to prevent conflicts of interest which may exist, or appear to exist, when officers, directors and employees of Principal Global Investors (including it's wholly owned subsidiary, Principal Real Estate Investors, LLC) ("PGI"):

- own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of PGI;
- own or engage in transactions involving shares issued by mutual funds sponsored by the Principal
         Financial Group, Inc. ("PFG"); or
- undertake business activities outside of their employment with a member company of PFG which may cause, or appear to cause, conflicts of interest.

Central to this Code is the principle that officers, directors and employees of PGI will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

-        THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF CLIENTS FIRST;

- The requirement that all personal securities transactions be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an officer, director or employee's position of trust and responsibility;
- Investment adviser personnel should not take inappropriate advantage of their positions;

If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code in a particular situation, contact the PGI Compliance Department (contact information included in the last section of this Code).

The policies and procedures documented in this Code are in addition to those PGI staff are required to understand and follow that have been established by PFG. All staff are required to adhere to PFG Statement of Business Practices found at the following web site on the PFG Intranet:
http://inside.principal.com/gfr/brc/busprac.


II.      Definitions

Access Person: Any officer, director or employee of PGI who: has access to nonpublic information regarding any client's purchase or sale of Securities; has access to nonpublic information regarding the portfolio holdings of any client; is involved in making Securities recommendations to clients; or has access to such recommendations that are nonpublic.

Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

Beneficial Ownership: "Beneficial Ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses: - in addition to Securities in a person's own account(s), Securities owned by members of the person's immediate family sharing the same household;
- a partner's proportionate interest in the portfolio of Securities held by a partnership (e.g. an investment club); and
- Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not).

Exempted Securities and Exempted Transactions

-        Direct obligations of the Government of the United States;
- Money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
-        Shares of money market funds;
- Shares of other types of mutual funds, unless PGI or a PFG affiliate acts as the investment adviser or principal underwriter for the fund;
- Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
- Securities acquired through an employer-sponsored automatic payroll deduction plan (only acquisitions, and not dispositions, are exempt);
-        Foreign currency transactions
- Sales made pursuant to general public tender offers.
- The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.)
- Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuer thereof, and sales of such rights.
- Purchases or sales of Securities in response to the exercise of an option written by the Access Person. - Exercise of rights to exchange or convert Securities, but only when those rights have been acquired in accordance with the Code.
-        Purchases or sales effected in any account over which the Access
        Person has no direct or indirect influence or control.
- Purchases or sales which are non-volitional on the part of either the Access Person (or a PGI client account) except margin calls or close out sales.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Portfolio Managers - individuals entrusted with the direct responsibility and authority to make investment decisions affecting the accounts of PGI's clients.

Restricted List: The Restricted List includes the names of all Securities that PGI (1) is currently buying or which are Being Considered for Purchase or Sale in client accounts, and (2) currently holds in client accounts. Names of Securities shall be removed from the Restricted List 15 days after PGI has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, and shall include all fixed income securities, equity securities, securities based on indices, ishares, futures, options and limited or private placement securities.

III.     Rules for Personal Transactions

(A)      Prohibited Transactions

No Access Person may acquire direct or indirect Beneficial Ownership in any Security that is: o part of an initial public offering ("IPO"); o a private placement transaction; o sold short, if such Security is on the Restricted List;
o purchased or sold in an over-the-counter ("OTC") Bulletin Board transaction.


In addition, pursuant to the PFG corporate insider trading policy, the following activities with respect to PFG securities (including but not limited to PFG common stock) are prohibited:

o Purchasing PFG securities "on margin" (i.e., with the proceeds of a loan from a brokerage firm when the loan is secured by PFG securities), except for the exercise of PFG granted employee stock options;

o Short sales of PFG stock (selling stock that is borrowed in anticipation of a drop in price); and

o        Trading in put or call options of PFG stock.


(B)      Transactions in all Other Securities

Pre-Clearance

Access Persons must receive pre-clearance for all Security transactions from the PGI Compliance Department prior to entering into the trade. Pre-clearance is not required on transactions for Exempted Securities or Securities to be purchased or sold in Exempted Transactions.

Pre-clearance for a trade can be achieved via two methods:

- Using the online pre-clearance system (Star Compliance). All Access Persons have access to the online compliance system. Potential trades can be entered into the system by the staff member, which will then submit a request to the PGI Compliance Department. The PGI Compliance Department can then approve the trade, which will result in an email to the staff member approving the trade. Access Persons without access to the online compliance system should contact the PGI Compliance Department to have access setup.
- Via a phone call to the PGI Compliance Department. The Compliance Department will authorize or reject a proposed trade via phone.

Restricted and Prohibited Transactions

         Access Persons may be limited in the number of shares or principal amount of a Security listed on the Restricted List they may purchase or sell or not allowed to purchase or sell a Security at all. Permission to trade any security on the Restricted List needs to be made via the Star Compliance System or via the PGI Compliance Department. It is the PGI Compliance Department's absolute discretion as to whether permission is granted to trade a Security on the Restricted List or denied. If permission is granted to trade a Restricted List Security, the maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date of the request.

         Access Persons may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities (except Exempted Securities or Securities purchased or sold in Exempted Transactions) within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by PGI management.

         Personal Security transaction approvals are valid for five business days after given. Approval of a stop loss order is valid for 60 calendar days. After these periods have elapsed, you must reapply for approval.

         Rules Specific for Portfolio Managers

         No Portfolio Manager may purchase or sell a Security for a personal account within seven calendar days before and after a client account that he or she manages trades in that Security.

         Rules Specific for Access Persons of Principal Real Estate Investors

         No Access Person of Principal Real Estate Investors may purchase or sell a commercial or investment property without the pre-approval of the Compliance Department.



IV. Disclosure of Securities Ownership and Transactions and Other Business Activities

When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Access Persons must disclose:

- any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration if the personal holding is in excess of two percent of the number of outstanding units of such Security;
-        any position with such issuer or its affiliates; and
- any present or proposed business relationship with such issuer or its affiliates.

This disclosure must be made to the PGI Compliance Department. If a Portfolio Manager has a personal holding in excess of two percent of the number of outstanding units of such Security, then any purchase or sale for the portfolio must then be reviewed and approved by a Portfolio Manager who does not have an interest in the Security or issuer.

QUARTERLY REPORTS:

Access Persons shall file a report with the PGI Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security (except Exempted Securities and Securities purchased or sold in Exempted Transactions) in which such person has acquired any direct or indirect Beneficial Ownership. The report shall be in a format as required by the PGI Compliance Department and filed within 30 days following the end of such calendar quarter. The report shall contain the following information: - the date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Security involved; - the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition); - the price at which the transaction was effected; - the name of the broker, dealer, or bank with or through which the transaction was effected; and - the date the report is submitted by the Access Person.

Access Persons must have their personal Securities account at a firm approved by the PGI Compliance Department and must direct brokerage and other firms with which they have Securities accounts to furnish to the PGI Compliance Department on a timely basis duplicate copies of periodic statements and trade confirmations of all personal Securities transactions.

INITIAL AND ONGOING ANNUAL REPORTING:


Access Persons must within 10 days of their appointment as an Access Person, and thereafter annually, direct brokerage and other firms with which they have Securities accounts, including Exempted Securities and Securities acquired in Exempted Transactions, to furnish the PGI Compliance Department a report current as of a date no more than 45 days prior to the date the person becomes an Access Person or, in the case of an annual report, no more than 45 days prior to the date the report is submitted, containing the following information: - the name, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;
- the name and address of the broker, dealer, or bank at which the Access Person established any account during the period covered in which securities were held for the direct or indirect benefit of the Access Person;
-        the account number of any account described above;
-        the date the report was prepared.

Access Persons will be required on an annual basis to verify that their holdings are complete and accurate in the Star Compliance system.


V.       Certification of Compliance

The Chief Compliance Officer shall ensure that each PGI officer, director and employee receives a copy of this Code, any amendment thereto and a written acknowledgement of receipt to be signed and returned to the Chief Compliance Officer. The Code is also available to all PGI employees via the intranet site.

All PGI officers, directors and employees will be required to certify annually in writing that they have read and understand the Code and its applicability to them, that they have complied with the requirements of the Code, and that they have disclosed or reported all personal Securities transactions as required by the Code.

VI.      Gifts

PGI staff are subject to the PGI Travel and Entertainment Policy and the PFG gift policy, found at http://inside.principal.com/gfr/brc/busprac/statement/gifts.shtm.


All gifts greater than $US50 must be reported to the PGI Compliance Department. An email containing the following information shall be sent to the PGI Compliance Officer: - Date Gift Received - Description of Gift - Details of Provider of the Gift - Value of Gift

This information will be forwarded to PFG compliance by the PGI Compliance Department.

VII. Service as a Corporate Director or Other Business Interests

Access Persons are prohibited from serving on the board of directors of a publicly traded company unless prior authorization to serve has been obtained. Authorization is based on a determination that board service would be consistent with the interests of PGI and its clients. Authorization needs to be obtained from the PGI Chief Compliance Officer.

Access Persons must not undertake other business activities outside of PGI which may cause, or appear to cause, conflicts of interest. Access Persons must report to the PGI Compliance Department all directorships in businesses and other interests in businesses where Access Persons either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. The PGI Compliance Department may determine that such involvement in additional business is an actual or perceived conflict of interest with an Access Person's current position. In this situation, actions will need to be taken to rectify the conflict.


VIII.    Administration and Sanctions

All officers, directors and employees of PGI are required to report any violation of the Code promptly to PGI's Chief Compliance Officer, Compliance Director or Compliance Officer. The Compliance Director and the Compliance Officer shall ensure that the Chief Compliance Officer receives reports of all violations.

The Chief Compliance Officer shall maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

Upon discovering a violation of this Code, the Chief Compliance Officer of PGI shall impose such sanctions as determined appropriate. Sanctions may include a letter of censure, suspension of personal Securities transactions, and suspension or termination of employment. In addition, any profits over $100 from prohibited transactions must be disgorged and either returned to the fund (if it is an affiliated fund), or distributed to a PFG approved charity.

Annually,  those  individuals  charged with the  responsibility  for  monitoring compliance with this Code shall prepare a written report to the Board of Directors of PGI that, at a minimum, will include: - a certification that PGI has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; - identification of material violations and sanctions imposed in response to those violations during the past year; - a description of issues that arose during the previous year under the Code; and - recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.


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IX.      Who Do I Contact ?


Responsibility for this Code is vested in the Chief Compliance Officer of PGI. However, the responsibility for implementing this Code on a day-to-day basis falls on all PGI employees and especially staff that are in supervisory and management roles.

Staff should contact one of the compliance personnel listed below with any questions concerning the interpretation of this Code, or in connection with any potential issues or breaches of the Code. Any reported potential breaches of the Code will be forwarded to the PGI Chief Compliance Officer. The contact list in order of escalation is:

PGI Compliance Officer;
Lori Meye
515-283-4458
Meye.Lori@principal.com

PGI Compliance Director
Charles Christofilis
515-362-0564
Christofilis.Charles@principal.com

PGI Chief Compliance Officer
Barb McKenzie
515-362-2800
McKenzie.Barb@principal.com

PFG Chief Compliance Officer
Martha Shepard
515-235-5812
Shepard.Martha@principal.com

In  addition to the above  contacts,  staff can also  utilize  the PFG  "Whistle
Blower"                    process                   found                   at:
http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm.  Any information
passed                 through                 the                 Whistleblower
--------------------------------------------------------------    process   will
remain confidential

In addition, the Ethics Hotline can be used at 1-866-858-4433. The Ethics Hotline is staffed 24 hours a day, seven days a week.